UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2025

INMUNE BIO INC.
(Exact name of registrant as specified in charter)

Nevada	001-38793	47-5205835
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

225 NE Mizner Blvd., Suite 640, Boca Raton, Florida 33432

(Address of Principal Executive Offices) (Zip Code)

(858) 964 3720

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per shares	INMB	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 6, 2025, INmune Bio Inc. (the “Company”) and Great Ormond Street Hospital NHS Foundation Trust (“GOSH”) entered into a license agreement (the “License Agreement”) for the exclusive commercial use to clinical trial data associated with the Mission EB study (the “Mission EB study”) investigating the potential of CORDStrom to treat recessive dystrophic epidermolysis bullosa (“RDEB”) in pediatric patients. The Company owns the intellectual property covering CORDStrom, the investigational medicinal product used in the Mission EB study. In addition, the Company owns intellectual property and maintains trade secret protections covering the manufacturing of CORDStrom.

The Company intends to use the license to prepare applications seeking marketing authorization of CORDStrom for treatment of pediatric RDEB in each of the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”) and Medicines and Healthcare Products Regulatory Agency (“MHRA”).

Under the terms of the License Agreement, the Company has agreed to an upfront payment of £250,000 (approximately $0.3 million) within thirty (30) days of the effective date of the License Agreement and a single milestone payment up to £6,000,000 (approximately $7.5 million) due on the first marketing authorization to be granted by the FDA, EMA or MHRA. The Company has also agreed to certain patient access obligations, including sponsoring the supply of CORDStrom to United Kingdom patients enrolled in an open label continuation of the Mission EB study.

The term of the License Agreement shall continue in effect ten (10) years. The Company may terminate the License Agreement by delivering sixty (60) days written notice to GOSH upon (i) notice from the FDA, MHRA, or EMA that the results of the Mission EB, are insufficient to support a marketing authorization, or (ii) notice that CORDStrom has been refused authorized for reimbursement by the National Health Service, or (iii) the Company is unable to procure starting materials for manufacturing, or to manufacture CORDStrom within eighteen (18) months of the effective date of the License Agreement, in either case due to regulatory, facility or supply chain events not within the Company’s reasonable control. Either party may terminate the License Agreement for an uncured material breach by the other party or upon the bankruptcy or insolvency of the other party.

The foregoing description of the material terms of the License Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the License Agreement, a copy of which is filed herewith as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 1.02 Termination of a Material Definitive Agreement.

On February 6, 2025, the Company and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company (“SVB”) entered into a letter agreement pursuant to which the Company and SVB terminated the Loan and Security Agreement (the “Loan Agreement”) dated as of June 10, 2021, by and between the Company, as borrower, and SVB as administrative agent, collateral agent and lender and SVB Innovation Credit Fund VIII, L.P., as a lender, pursuant to a termination letter (the “Termination Letter”).

As of the date of the Termination Letter, no amounts were due or owed by the Company to SVB under the Loan Agreement. No early termination penalty was paid in connection with the Termination Letter.

Pursuant to the Termination Letter and in accordance with the terms of the Loan Agreement, the Company continues to be bound by certain terms under the Loan Agreement that customarily survive the termination of similar agreements, including, without limitation, certain indemnification obligations.

The foregoing description of the Termination Letter is qualified in its entirety by reference to such document, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01. Other Events.

On February 10, 2025, the Company issued a press release announcing its entry into the License Agreement. A copy of the press release is filed herewith as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	License Agreement, dated February 6, 2025, between INmune Bio Inc. and Great Ormond Street Hospital for Children NHS Foundation Trust
10.2	Termination Letter, dated February 6, 2025, between INmune Bio Inc. and Silicon Valley Bank, a division of First-Citizens Bank & Trust Company
99.1	Press Release, dated February 10, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INMUNE BIO INC.

Date: February 10, 2025	By:	/s/ David Moss
	Name:	David Moss
	Title:	Chief Financial Officer

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